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                                                                     EXHIBIT 5.1






                               September 26, 2005


Catuity Inc.
2711 East Jefferson Avenue
Detroit, Michigan 48207

Gentlemen:

         We have acted as counsel to Catuity Inc., a Delaware corporation (the "Company"), in connection with the proposed registration of 1,048,480 shares of the Company's common stock ("Common Stock") to be offered and sold by certain selling stockholders, as described in the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on September 26, 2005 (together with all amendments thereto, the "Registration Statement").

         We are attorneys admitted to practice in the State of Michigan. Accordingly, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Michigan. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

         Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be registered under the Registration Statement have been duly authorized and validly issued, and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,

                           JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation

                        /s/ Jaffe, Raitt, Heuer, & Weiss